UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to SECTION 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 2, 2008

Dyadic International, Inc.
(Exact name of registrant as specified in its charter)

Delaware                        333-102629      45-0486747
(State or other jurisdiction of incorporation)          (Commission File Number)             (IRS Employer Identification No.)

140 Intracoastal Pointe Drive, Suite 404
    Jupiter, Florida  33477
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (561) 743-8333

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04.  Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On January 2, 2008, Dyadic International (USA), Inc. ("Dyadic Florida"), a wholly-owned subsidiary of  Dyadic International, Inc. (the "Company"), received a purported declaration of default (the "2008 Default Notice") from the Mark A. Emalfarb Trust under agreement dated October 1, 1987 ("Emalfarb Trust") relating to Dyadic Florida's Revolving Note in favor of the Emalfarb Trust dated as of May 29, 2003 with a maturity date of January 1, 2009 (as amended to date, the "Note").   Principal under the Note bears interest at the rate of 8% per annum (14% following a default under the Note); the Note has a principal balance of approximately $2.4 million and is secured by certain of Dyadic Florida’s assets.  The Emalfarb Trust has as its trustee and beneficiary Mark A. Emalfarb, a director of the Company and the former Chief Executive Officer and President of the Company.  According to a Schedule 13D filing (filed on November 13, 2007) (the "13D Filing"), Mark Emalfarb, through the Emalfarb Trust, owned 5,822,125 shares (or approximately 19.4%) of the Company's outstanding shares of common stock as of November 9, 2007.  In addition, according to the 13D filing, the Francisco Trust under agreement dated February 28, 1996, whose beneficiaries are the spouse and descendants of Mark Emalfarb, owned 4,844,578 shares (or approximately 15.9%) of the Company's outstanding shares of common stock as of November 9, 2007.

As previously disclosed in the Company's Current Report on Form 8-K (filed on October 24, 2007) (the "October 24 8-K"), on October 3, 2007, Dyadic Florida received a purported written notice of default (the "2007 Default Notice") from the Emalfarb Trust pursuant to the Note and the Security Agreement dated as of May 29, 2003, as amended by the first amendment thereto dated as of August 19, 2004 (the "Security Agreement").  The 2007 Default Notice alleged that, with reference to certain events identified in the 2007 Default Notice and reported in the Company's Current Reports on Form 8-K filed prior to the date of the 2007 Default Notice (the "Events"), Dyadic Florida may be in default under the Note and Security Agreement.  The 2008 Default Notice asserts that the Events (as referred to in the 2007 Default Notice, with no new or different events identified) have continued for more than 90 days and purports to declare Dyadic Florida in Default (as defined in the Note) under the Note and that all amounts evidenced under the Note are immediately due and payable to the Emalfarb Trust.  The 2008 Default Notice demands payment of all unpaid principal and accrued interest due on the Note, plus approximately $11,000 in legal fees.

As the Company previously reported in the October 24 8-K (with regard to the 2007 Default Notice) and reaffirms here, the Company does not believe that it is in default under the Note.  The Company does not believe that any of the Events constitutes a default under the Note.  The Company has made all payments required by the terms of the Note.  Although no assurances can be given as to the ultimate outcome of this matter, the Company disagrees with the claims in the 2007 Default Notice and the 2008 Default Notice that a default has occurred under the Note and intends to vigorously contest these claims.

The 2008 Default Notice and the Company's response thereto are attached hereto as Exhibits 99.1 and 99.2, respectively, and are incorporated by reference herein.

Item 8.01. Other Events.

As previously disclosed in the Company's Current Report on Form 8-K (filed on December 28, 2007), the six putative class action lawsuits filed against the Company and certain current and former officers and directors of the Company in the United States District Court for the Southern District of Florida were consolidated, and the Court selected a lead plaintiff who is tasked with litigating the claims against the Company on behalf of all putative class members.  On December 28, 2007, the Court ordered that the lead plaintiff must file an amended and consolidated complaint by February 25, 2008 and that the Company must respond to such complaint by March 28, 2008.  The Company intends to vigorously contest and defend the allegations under the amended and consolidated putative class action complaint, but no assurance can be given as to the timing, costs to defend or the ultimate outcome of this matter.

On January 8, 2008, the Company issued a press release regarding the matters described in this Current Report on Form 8-K.  The complete text of the press release is attached hereto as Exhibit 99.3.

Item 9.01. Financial Statements and Exhibits.

(c) The following exhibits are filed with this report:

Exhibit Number	Description of Exhibit
99.1	Letter (2008 Default Notice) dated January 2, 2008 from counsel to the Mark A. Emalfarb Trust under agreement dated October 1, 1987
99.2	Dyadic International (USA), Inc.'s letter response dated January 8, 2008 to among other things, the 2008 Default Notice
99.3	Press Release of Dyadic International, Inc. dated January 8, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYADIC INTERNATIONAL, INC.

Date: January 8, 2008     By:  /s/ Lisa De La Pointe___
Name: Lisa De La Pointe
Title:	Executive Vice President and Chief Financial Officer

Index to Exhibits

Exhibit Number	Description of Exhibit
99.1	Letter (2008 Default Notice) dated January 2, 2008 from counsel to the Mark A. Emalfarb Trust under agreement dated October 1, 1987
99.2	Dyadic International (USA), Inc.'s letter response dated January 8, 2008 to among other things, the 2008 Default Notice
99.3	Press Release of Dyadic International, Inc. dated January 8, 2008